Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

OS Therapies Incorporated (“we,” “us” and “our”) has authority to issue 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, 2,500,000 shares of which are designated as Series A senior convertible preferred stock, $0.001 par value per share.

As of March 31, 2025, our common stock was the only class of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following is a summary of the material terms of our common stock. This summary is qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation (as amended, the “charter”) and our Amended and Restated Bylaws (our “bylaws”), which are incorporated herein by reference as Exhibits 3.1 and 3.2, with respect to our charter, and Exhibit 3.3, with respect to our bylaws, to our Annual Report on Form 10-K of which this exhibit is a part. Please read our charter and bylaws and applicable provisions of the Delaware General Corporation Law for additional information.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares of common stock to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

Registration Rights

ELOC Registration Rights Agreement. On October 31, 2024, we entered into a registration rights agreement with Square Gate Capital Master Fund, LLC-Series 3 (“Square Gate”), pursuant to which we agreed to submit to the U.S. Securities and Exchange Commission (the “SEC”) an initial registration statement on Form S-1 by November 15, 2024 covering the resale of (i) up to $15,000,000 of shares of our common stock (the “ELOC Shares”) that we may elect, in our sole discretion, to issue and sell to Square Gate, from time to time from and after October 31, 2024, (ii) 165,746 shares of our common stock (the “Initial Commitment Shares”) and (iii) up to 450,000 shares of our common stock (the “True-Up Shares”). On January 13, 2025, the SEC declared effective our registration statement on Form S-1 (File No. 333-283171), which registered for resale (i) 5,597,015 ELOC Shares, (ii) 165,746 Initial Commitment Shares and (iii) up to 450,000 True-Up Shares.

PIPE Registration Rights Agreement. In connection with our private placement in December 2024 (our “Private Placement”), we entered into a Registration Rights Agreement, dated December 31, 2024, with the Private Placement investors, pursuant to which we agreed to use reasonable best efforts to, by no later than January 31, 2025, submit to the SEC a registration statement covering the resale of a number of shares of common stock underlying our Series A convertible preferred stock and warrants issued in our Private Placement equal to 300% of the shares of common stock initially issuable thereunder, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 45 days thereafter. On February 13, 2025, the SEC declared effective our registration statement on Form S-1 (File No. 333-284631), which registered 10,834,044 shares of common stock underlying such Series A convertible preferred stock and warrants.

Voting Agreement

In connection with our Private Placement, certain of our officers and directors, in their capacities as stockholders, entered into a Voting Agreement, dated as of December 31, 2024 (the “Voting Agreement”), with us and the Private Placement investors, pursuant to which such stockholders agreed to vote all shares of common stock owned by them in favor of any proposal for approval of the transactions contemplated under the Securities Purchase Agreement for our Private Placement and related documents requiring Stockholder Approval (as defined in such Securities Purchase Agreement).

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Our third amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. Our certificate of incorporation provides that directors may be removed with or without cause only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Further, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No written consent of stockholders. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33⅓% of the outstanding common stock and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Stockholders owning less than 33⅓% may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to certificate of incorporation and bylaws. Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

NYSE American Listing

Our common stock trades on the NYSE American under the symbol “OSTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, Woodmere, New York.

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